CHALLENGER POWERBOATS, INC.
CPWB
CONSULTING AGREEMENT

This Consulting Affeement is made and entered into this 14th day of March 2007, by and between C.C.R.I. Corporation, a Colorado corporation ("Consultant"), and Challenger Powerboats, Inc. (CPWB, the Company).

It is agreed as follows:

1. Consultant Services. Consultant hereby agrees to perform and provide investor relations and development services for the Company until March 14, 2008. Consultant will perform the Services with the assistance and full participation of Mr. Malcolm McGuire and his associates. The services will include, but not be limited to, the following:

(a) Generally oversee and coordinate all IR. efforts on behalf of Challenger Powerboats, Inc.

(b) Preparation of a Corporate Research Report, suitable for use with brokers and investors (research, write, design, print and distribute). The purpose of this "piece" shall be to define Challenger Powerboats, Inc. for investors, and to highlight its investment merit. Regularly update the report and display it on the CCRI website.

(c) Interface with the investment community on behalf of the Company, and work to generate investor interest in the Company in this setting.

(d)

Schedule and oversee a planned program of due diligence activities including broker luncheons, corporate visitations, money manager meetings, CEO/broker conference calls, and financial writer introductions.

(e)

Assist the Company by interfacing with other professionals employed by Challenger Powerboats.

(f) Prepare and distribute in accordance with applicable laws, rules and regulation, FAX pieces designed specifically to encourage interest in the Company (utilizing C.C.R.I.'s broker and investor FAX NETWORK). A similar e-mail distribution is sent to both our Domestic and International network. FaxNet goes out each Monday morning.

(g)

Enlist additional quality brokerage houses to follow the Company's stock.

(h)

Introduce Company personnel to key persons in the investment community and to C.C.R.I.'s network of both retail and institutional brokers, financial planners, money managers, analysts, and investors. This will include due diligence meetings in select cities, at CPWB s request.

(i) Develop a database of key brokers that can be educated on behalf of the ompany and its stock. and seek to enhance the interest of these brokers in the Company.

(j)

Assist, when requested, in the preparation of presentations to broker and investor groups.

(k)

Provide quality Internet exposure via C.C.R.I.'s Web Site.

2. Payment. Subject to the provisions of the Agreement, the Company shall pay Consultant the following as full compensation for the Services liar the term hereof:

(a) Cash -- this is an "equity based" agreement. CCRI will he compensated by a monthly payment of $3.000 to offset its normal expenses attendant to this agreement.

(b) Stock Compensation. Consultant shall receive payment of 600,000 shares of restricted common stock of Challenger Powerboats. Consultant represents that it is acquiring these shares for investment and not with a view to any sales. transfer or other distribution. Consultant understands that the shares have not been registered under the Securities Act of 1933, as amended, ("Act") and, therefore, cannot he resold unless they are registered under the Act or unless an exemption is available. Consultant understands that the resale of these shares is restricted within the meaning of the Act and that the certificate representing the shares will contain an appropriate legend to such effect. Consultant represents that it is an -accredited investor" within the meaning of Regulation D of the Act and each equity owner of Consultant is, individually. an accredited investor under the Act.

(c) Warrant compensation: consultant shall receive one million warrants with a (5) five-year life to purchase Challenger Powerboat common stock in the following increments

250,000 warrants exercisable at $.24 250,000 warrants exercisable at $.36 250,000 warrants exercisable at $.48 250,000   warrants exercisable   at  $.60

3.

Project Expenses. The Company shall pay Consultant project fees for special promotional events and materials, such fees to be approved in advance in writing by an officer of the Company, and to be payable upon submission by Consultant to the Company of itemized statements accounting for such expenses. In certain circumstances, the Company will prepay the Consultant's airfare or hotel costs directly as agreed to in writing and in advance by the Consultant and an officer of the Company. All projects to he approved in writing and in advance by an officer of the Company and associated expenses need to he approved in writing and in advance by an officer of the Company.

4.

Prior Approval of Published Materials. Consultant shall provide the Company for its review and comment copies of any tangible communications, whether written or recorded on audio, video or film media. which Consultant may give to any person in providing the Services. Consultant shall provide such copies to the Company a minimum of two (2) business days prior to Consultant's first proposed use of such material, or more than five (5) business days prior If necessary, to provide the Company the opportunity to make any revisions it deems appropriate and necessary to such materials. Consultant shall not use materials without the written consent of an officer of the Company in performing the Services and may not use any materials which contain any statement which is false or misleading, and it shall include in all such materials all information necessary to make the statements contained therein not misleading; provided that Consultant shall not be responsible for the accuracy or completeness of information furnished to it in writing by the Company.

5.

Nondisclosure of Confidential or Insider information.

(a) In the course of performance of Consultant's duties, Consultant may receive information, which is considered material inside information within the meaning and intent of the United States federal securities law, rules and regulations. Consultant will not disclose this information to others, except as expressly authorized by the Company and will not use this information directly or indirectly for the benefit of Consultant or as a basis for advice to any other party concerning any decision to buy, sell, or otherwise deal in the Company's securities or those of any of its affiliated companies.

(b) The provisions of this Section 5 shall survive the termination or expiration or this agreement.

6.

Scope of Engagement. Consultant shall retain the legal status of an independent contractor. In no event shall Consultant be or be deemed to be an employee or agent of the Company, or to qualify for benefits afforded such persons as Company employees. Consultant has no power or authority to act for, represent or bind the Company.

7.

Headings. The headings used in the Agreement are for the convenience of the parties only and shall not in any way limit or affect the meaning or interpretation of any of the terms hereof.

8.

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter embraced hereunder and except as expressly incorporated herein, supersedes all prior agreements, promises. proposals, representation, understanding and negotiations, whether written or oral, between the parties. No modifications, amendments, supplements to or waivers of the Agreement or any of the terms or conditions hereof shall he binding upon the parties or of any effect unless made in writing and duly signed by both parties. In the event of any conflict between the Agreement and any Warrant Agreement entered into by and between the parties, this Agreement shall control.

9.

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the appropriate jurisdictions.

Accepted by:

C.C.R.I. Corporation By: ______________

Malcolm McGuire President

Date:  _______________

Challenger Powerboats, Inc.

By:

Ms. Laurie A. Phillips

Date:

3 -19-07